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                                                                    Exhibit 23.1
                                                                    ------------

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to incorporation by reference in this registration statement on Form S-8 of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) of our report dated February 16, 2000, except for Note 14 which is as of March 15, 2000, relating to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years in the three-year period ended December 31, 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999, which appears in the Annual Report on Form 10-K of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company).

Our report, dated February 16, 2000, except for Note 14 which is as of March 15, 2000, contains an explanatory paragraph that states that XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) has not commenced operations and is dependent upon additional debt or equity financings, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                            /s/ KPMG LLP

McLean, Virginia
July 27, 2000